Exhibit 99.1

CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Reports U.S. Systemwide Revenue Increased 5.2% Through February 28

Reports Fiscal 2013 Third Quarter Results

Virginia Beach, Va. (March 12, 2013) - JTH Holding, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today reported that systemwide revenue in the U.S. for the 2013 calendar year through February 28, 2013 increased 5.2% versus the same period last year.

“This season had the latest start that I have ever seen in my 44 years in the industry.  As we expected, this shifted the early filing season later and we adjusted our office hours and customer service accordingly to accommodate these changes,” said John Hewitt, Chairman and CEO.  “We are pleased that our customers continue to recognize the value in having a Liberty Tax office prepare their tax return for them.”

Through January 31, 2013, the number of U.S. customers the Company and its franchisees had served in the calendar year had declined 27.0% versus the same period in the prior year.  By February 28, 2013, the number of U.S. customers the Company and its franchisees had served in the calendar year was lower by 1.4% versus the same period in the prior year.

“We are encouraged by our strong February numbers,” said Hewitt.  “With the IRS beginning to accept the last of the tax forms in early March, finally all taxpayers can have their return filed.  According to the IRS, total U.S. tax returns received were down 12.9% for the calendar year as of March 1, 2013, versus the calendar year of 2012 through March 2, 2012.  Based upon the tax season to date and the change the IRS implemented with regard to the Earned Income Tax Credit form, we believe total tax returns in the United States will be flat to up 1% this filing season instead of up 1-2%.”

Third Quarter of Fiscal 2013 Results

Net income for the fiscal third quarter ended January 31, 2013, was $1.1 million, or $0.08 per share, compared to net income of $4.7 million, or $0.33 per share, in the prior year period.  Net loss for the nine months ended January 31, 2013 was $11.7 million, or $0.92 per share, compared to a net loss of $4.6 million, or $0.41 per share, for the nine months ended January 31, 2012.

Revenues

Revenues for the three months ended January 31, 2013 decreased 14.3% to $30.5 million, versus $35.7 million in the prior year period.  The decline in revenue was primarily due to the unprecedented delay in the start of tax season, which for the period caused decreases in royalties, advertising fees, financial products income and tax preparation fees.   These revenue reductions were somewhat offset by an increase in interest income as the Company increased the amount of operating loans to franchisees to help fund their January operating costs, in light of reduced January revenue attributable to the late

—MORE—

season start.  Additionally, due to differences in the structure of the current year’s contract for the Instant Cash Advance (ICA) program, the net revenue from that program was recorded as financial product revenue instead of presenting revenue and expenses separately in the financial statements, as was the case in prior years.  This change further decreased financial product revenue versus last year.

Revenue for the first nine months of the fiscal year decreased 9.5% to $44.6 million compared to $49.3 million in the prior year period.  In addition to the reasons listed above, revenue in the nine months ended January 31, 2013 was also impacted by a decline in franchise fees due to an increased number of new franchisees purchasing territories from existing franchisees.

Operating Expenses

Operating expenses for the three months ended January 31, 2013 increased 2.2% to $27.6 million, versus $27.0 million in the prior year period.  The increase was primarily due to an increase in personnel to support anticipated growth, operating additional company-owned stores and becoming a public company.  This was somewhat offset by a decrease in general and administrative expenses as the Company restructured the financial product programs and the accounting for the 2013 ICA program requires a net presentation.

Operating expenses in the quarter included approximately $461,000 of costs associated with being a public company that were not incurred in the prior year quarter.  Operating expenses for the first nine months of the fiscal year included approximately $1.5 million of costs associated with being a public company that were not incurred in the prior year.

Operating expenses for the first nine months of the fiscal year increased 12.6% to $62.1 million compared to $55.2 million in the prior year period.

Bank Waiver

At January 31, 2013, due to the delay in the start of the tax season, the Company was not in compliance with its leverage ratio requirement in its credit facility.  The Company has obtained a waiver from its creditors and as of February 28, 2013, the outstanding amount on the revolving portion of its credit facility was $61.0 million, which would have been sufficient for compliance at January 31, 2013.

“We appreciate the support we have received from our bank syndicate and their understanding that the delay of the tax season merely shifted the timing of our revenue and the subsequent repayment on the line of credit.  While we were only required to have support of 51% of our bank partners, we were happy to receive 100% approval of the waiver,” said Mark Baumgartner, CFO.

Fiscal 2013 Outlook

The Company is reiterating its net income and effective tax rate guidance of $20.0 million - $21.5 million and 38.6%, respectively.  Revenue guidance is being updated to a range of $120 million - $125 million primarily due to accounting for the 2013 ICA program as net and the operation of fewer Company stores than previously projected.

Third Quarter Conference Call

At 4:30 p.m. ET on Tuesday, March 12, 2013, the Company will host a conference call to discuss its earnings.  To listen to the call, dial 800-510-9661 (domestic) or 617-614-3452 (international), passcode 55071337, approximately 10 minutes prior to the start time of the call.  The call will also be webcast in a

—MORE—

listen-only format.  The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com.

A telephonic replay of the call will be available beginning shortly after the call on Tuesday, March 12, 2013 and continuing until Tuesday, March 19, 2013, by dialing 888-286-8010 (domestic) or 617-801-6888 (international).  The participant passcode is 94444112.  A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

About JTH Holding, Inc.

Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service.  As the fastest-growing tax preparation franchise ever, Liberty Tax Service has prepared over 10 million individual income tax returns.  Liberty also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer.  eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated growth and expansion of its business.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

—MORE—

JTH Holding, Inc.

Condensed Consolidated Balance Sheets

Unaudited, amounts in thousands

	January 31,	January 31,	April 30,
	2013	2012	2012
Current assets:
Cash and cash equivalents	$849	$1,978	$19,848
Receivables, net	140,690	129,154	76,776
Prepaid expenses and other current assets	31,330	24,927	5,655
Total current assets	172,869	156,059	102,279

Property, equipment, and software, net	31,978	23,002	23,948
Notes receivable, excluding current portion, net	51,445	49,122	35,863
Goodwill	1,913	1,913	1,913
Other intangible assets, net	24,561	22,303	22,158
Other assets, net	5,706	2,180	2,580
Total assets	$288,472	$254,579	$188,741

Current liabilities:
Current installments of long-term debt	$3,488	$1,856	$2,736
Accounts payable and accrued expenses	15,260	13,670	14,170
Due to area developers	21,727	21,574	21,893
Income taxes payable	—	—	6,689
Other current liabilities	6,861	9,628	4,492
Total current liabilities	47,336	46,728	49,980

Long-term debt, excluding current installments	24,776	2,665	26,249
Revolving credit facility	108,104	112,799	—
Other non-current liabilities	18,199	14,111	12,310
Total liabilities	198,415	176,303	88,539

Stockholders’ Equity:
Class A preferred stock, $0.01 par value per share	—	2,129	2,129
Special voting preferred stock, $0.01 par value per share	—	—	—
Class A common stock, $0.01 par value per share	121	104	103
Class B common stock, $0.01 par value per share	9	9	9
Exchangeable shares, $0.01 par value	1	1	1
Additional paid-in capital	6,752	3,899	3,182
Accumulated other comprehensive income, net of taxes	810	71	676
Retained earnings	82,364	72,063	94,102
Total stockholders’ equity	90,057	78,276	100,202
Total liabilities and stockholders’ equity	$288,472	$254,579	$188,741

—MORE—

JTH Holding, Inc.

Condensed Consolidated Income Statement

Unaudited, amounts in thousands, except per share and share data

	Three months ended January 31,		Nine months ended January 31,
	2013	2012	2013	2012

Revenues:
Franchise fees, net	$1,760	$1,529	$6,422	$6,920
Royalties and advertising fees	14,204	16,789	15,973	18,617
Financial products	8,039	11,158	8,510	11,449
Interest Income	3,544	3,016	9,169	7,623
Tax preparation fees, net of discounts	1,445	1,909	1,886	2,154
Other income	1,546	1,249	2,653	2,548
Total revenues	30,538	35,650	44,613	49,311

Operating expenses:
Employee compensation and benefits	10,285	7,902	24,566	20,111
General and administrative expenses	7,857	8,655	19,433	17,713
Advertising expense	7,687	8,770	12,786	12,389
Depreciation, amortization, and impairment charges	1,728	1,647	5,357	4,965
Total operating expenses	27,557	26,974	62,142	55,178
Income (loss) from operations	2,981	8,676	(17,529)	(5,867)

Other income (expense):
Foreign currency transaction gains (losses)	(1)	—	3	(4)
Interest expense	(819)	(674)	(1,623)	(1,506)
Income (loss) before income taxes	2,161	8,002	(19,149)	(7,377)
Income tax expense (benefit)	1,049	3,325	(7,411)	(2,749)

Net income (loss)	$1,112	$4,677	$(11,738)	$(4,628)

Net income attributable to common stockholders	$1,033	$3,772

Earnings per share:
Basic	$0.08	$0.33	$(0.92)	$(0.41)
Diluted	$0.08	$0.33	$(0.92)	$(0.41)

Weighted-average shares outstanding:
Basic	12,990,238	11,262,397	12,731,496	11,303,374
Diluted	14,066,208	14,147,312	12,731,496	11,303,374

—MORE—

JTH Holding, Inc.

Condensed Consolidated Statements of Cash Flows

Unaudited, amounts in thousands

	Nine months ended January 31,
	2013	2012
Net cash used in operating activities	$(51,815)	$(44,191)

Cash flows used in investing activities:
Issuance of operating loans to franchisees	(60,875)	(56,920)
Payments received on operating loans from franchisees	1,536	3,720
Purchases of AD rights and customer lists	(3,741)	(3,574)
Proceeds from sale of customer lists and other assets	2,252	788
Purchase of marketable equity securities	(2,980)	—
Purchase of an equity method investment	—	(1,009)
Purchases of property and equipment	(9,177)	(7,554)
Net cash used in investing activities	(72,985)	(64,549)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,592	37
Repurchase of common stock	(1,634)	(2,612)
Repayment of long-term debt	(2,227)	(1,532)
Borrowings under revolving credit facility	108,582	117,598
Repayments under revolving credit facility	(478)	(4,799)
Payment for debt issue costs	(281)	—
Tax benefit of stock option exercises	269	458
Net cash provided by financing activities	105,823	109,150

Effect of exchange rate changes on cash, net	(22)	(94)
Net increase (decrease) in cash and cash equivalents	(18,999)	316
Cash and cash equivalents at beginning of year	19,848	1,662
Cash and cash equivalents at end of year	$849	$1,978

Supplementary cash flow data:
Cash paid for interest, net of capitalized interest	$1,596	$1,322
Cash paid for taxes, net of refunds	6,958	7,090

—MORE—

JTH Holding, Inc.

U.S. Tax Operating Data

	Tax Season 2013	Tax Season 2012	Percent Change

U.S. Franchisees	2,072	1,943	6.6%

U.S. Offices	Tax Season 2013	Tax Season 2012	Percent Change

Franchise	4,028	3,845	4.8%
Company-owned	234	75	212.0%
Total U.S. Offices	4,262	3,920	8.7%

U.S. Returns	CYTD 2/28/13	CYTD 2/28/12	Percent Change

Offices	1,081,472	1,120,339	-3.5%
Online	79,415	57,487	38.1%
Total U.S. Returns	1,160,887	1,177,826	-1.4%

—END—